Exhibit 99.1

Bulldog Technologies Announces Appointment of CPA, Steven A. Flores and Former FBI
Agent, Brett Millar to Board of Directors

RICHMOND, British Columbia, February 3, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless cargo security solutions, today announced the addition of Steven A. Flores and Brett Millar to Bulldog’s Board of Directors.

Steven Flores has over thirty-five years of accounting experience with “Big Eight”, and “Fortune 500" manufacturing companies as well as being a partner with an accounting firm. Over the years Steven has specialized in asset management, audit, tax planning and compliance, and non-profit consulting. In addition, over the last twenty years, Steven has been a faculty member of California State Polytechnic University at Pomona (retired emeritus), University of La Verne, and Rio Hondo Community College.

Steven has also participated in numerous non-profit community service organizations serving both as an active member and member of the board of directors. Steven has both graduate (MBA from California State Polytechnic University at Pomona) and undergraduate degrees in accounting, finance, and marketing and he is currently a member of American Institute of Certified Public Accountants, California Society of Certified Public Accountants, and Association of Latino Professionals in Finance and Accounting.

Steven is the founder and senior principal of Steven A. Flores, CPA, formed in Diamond Bar, CA in 1985 and has since relocated to Fullerton, CA. Steven’s company provides a variety of financial services including financial statement audits, reviews and compilations; litigation support services; business planning; estate planning; business valuation services; IRS conflict resolution, and software support services to a wide variety of clients located throughout Los Angeles, Orange, Riverside, San Bernardino Counties.

“Over my extensive career of providing financial and business guidance, I can’t recall a company that I’ve been more bullish about and eager to work with than Bulldog,” said Steven Flores. “The team that Bulldog has in place coupled with the technology and the huge market potential makes this opportunity one that I’m very much looking forward to.”

In addition, Brett Millar who has been actively supporting and assisting Bulldog for the past 9 months in various capacities including being a member of Bulldog’s Board of Advisors*, will become a member of Bulldog Technologies’ Board of Directors.

“Having spent a large part of my professional career dealing with cargo theft, I’ve come across numerous high tech and non technology related theft prevention and tracking products,” commented Brett Millar. “However over my years I have not seen the level of technology in such an easy to install and easy to use package as what is integral to Bulldog’s BOSS portfolio of cargo security solutions.”

“As we continue to position ourselves for our next step of growth, Steven’s financial management, planning and auditing expertise will prove invaluable,” commented John Cockburn, president and CEO of Bulldog Technologies. “We are looking forward to working with Steven not only in his active capacity as a board member but also in his role as chair of our Audit committee.”

“It also became apparent that Bulldog could leverage Brett’s contributions to it fullest with him as a member of our Board of Directors,” continued John Cockburn. “We look forward to his contributions and as well as his contacts as we continue to make in-roads with the cargo theft divisions within the law enforcement communities.”

* for information on the announcement of Brett Millar to Bulldog technologies Board of Advisors and in-depth bio on Mr. Millar please reference the October 28, 2004 press release title “Former FBI Agent Brett Millar Joins Bulldog ‘s Advisory Board — Brett Millar to Leverage Industry Contacts to Increase Bulldog’s Visibility in Cargo Container Security Industry

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSS(tm) (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo. For further information, visit Bulldog on the Web at .

Contact:

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com